Exhibit 99.1

Company Contact: Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7506 Fax: (732) 349-5070 Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY AND ANNUAL FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, January 22, 2015…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share increased to $0.30 for the quarter ended December 31, 2014, as compared to $0.11 for the corresponding prior year period. For the year ended December 31, 2014, diluted earnings per share increased to $1.19, as compared to $0.95 for the prior year. Results of the Company’s strategic initiatives for the quarter are described below.

•	Commercial loans outstanding increased $54.4 million for the quarter ended December 31, 2014, the sixth consecutive quarter of double digit percentage growth. Growth for the year ended December 31, 2014 was $144.4 million.

•	On October 31, 2014, the Company sold the servicing rights on residential mortgage loans serviced for Federal agencies, recognizing a net gain of $408,000.

•	The Bank added a new commercial lending team, which will be located in Mercer County, to better compete in the broader central New Jersey market area.

•	The Company also announced that the Board of Directors declared its seventy-second consecutive quarterly cash dividend on common stock. The dividend for the quarter ended December 31, 2014 of $0.13 per share will be paid on February 13, 2015 to shareholders of record on February 2, 2015.

Chief Executive Officer and President Christopher D. Maher commented on the results, “We are pleased to report another quarter of strong commercial loan growth. Effective expense discipline, in combination with continued loan growth will provide an opportunity for additional operating leverage. The expansion of commercial lending relationships remains a key focus. To further penetrate the broader central New Jersey market, we will be opening a new commercial loan production office in Mercer County.”

Results of Operations

Net income for the quarter ended December 31, 2014 was $4.9 million, or $0.30 per diluted share as compared to net income of $1.9 million, or $0.11 per diluted share, for the corresponding prior year period. For the year ended December 31, 2014, net income totaled $19.9 million, or $1.19 per diluted share, as compared to net income of $16.3 million or $0.95 per diluted share for the prior year. Net income for the quarter and year ended December 31, 2013 was adversely impacted by non-recurring expenses related to the prepayment of Federal Home Loan Bank (“FHLB”) advances and the consolidation of two branches. The net, after tax amount of these items reduced net income and diluted earnings per share for the quarter and year ended December 2013 by $3.1 million and $0.19, respectively.

Net interest income for the quarter ended December 31, 2014 decreased to $18.0 million as compared to $18.3 million for the same prior year period, reflecting a decrease in the net interest margin, partly offset by an increase in average interest-earning assets. The net interest margin decreased to 3.27%, for the quarter ended December 31, 2014, from 3.38% for the same prior year period. The yield on average interest-earning assets decreased to 3.64% for the quarter ended December 31, 2014, as compared to 3.70% in the same prior year period, while the cost of average interest-bearing liabilities increased to 0.45%, as compared to 0.37%. Net interest income for the year ended December 31, 2014 increased to $72.3 million, as compared to $70.5 million in the same prior year period, reflecting an increase in the net interest margin and an increase in average interest-earning assets. The net interest margin increased to 3.31% for the year ended December 31, 2014, from 3.24% for the same prior year period. The yield on average interest-earning assets decreased to 3.65% for the year ended December 31, 2014, as compared to 3.68% in the same prior year period, while the cost of average interest-bearing liabilities decreased to 0.42%, as compared to 0.52%. Despite the slight decline in the yield on interest earning assets, the asset yield for both the quarter and year ended December 31, 2014 benefited from a shift in the mix of interest-earning assets as average loans receivable, net increased $105.8 million and $85.1 million, respectively, for the quarter and year ended December 31, 2014, while average interest-earning securities decreased $69.2 million and $67.8 million, respectively, as compared to the same prior year periods. The increase in the cost of average interest-bearing liabilities for the quarter ended December 31, 2014 was partly due to the prepayment, early in the fourth quarter of 2013, of $159.0 million of FHLB advances with a weighted average cost of 2.31% and a weighted term to maturity of 16 months. The prepayment was initially funded by low cost short-term advances which immediately benefited net interest income and margin in the fourth quarter of 2013. During 2014, these short-term borrowings were gradually extended causing an increase in the cost of interest-bearing liabilities. Finally, average interest-earning assets increased $47.5 million and $6.2 million, respectively, for the quarter and year ended December 31, 2014, as compared to the same prior year periods.

For the quarter ended December 31, 2014, net interest income decreased by $76,000, as compared to the prior linked quarter. The net interest margin was unchanged at 3.27% and average interest-earning assets decreased by $10.4 million. The Company’s commercial loan growth during the quarter was concentrated at the end of the period providing only a limited benefit to fourth quarter net interest income. Loans receivable, net (including mortgage loans held for sale), was $1,693.0 million at December 31, 2014, $58.2 million more than the fourth quarter average of $1,634.8 million.

For the quarter and year ended December 31, 2014, the provision for loan losses was $825,000 and $2.6 million, respectively, as compared to $200,000 and $2.8 million, respectively, for the corresponding prior year periods and $1.0 million for the prior linked quarter. The provision for loan losses for the prior linked quarter and year ended December 31, 2014, was elevated due to the bulk sale of non-performing loans which resulted in a charge-off of $5.0 million on these loans. Net charge-offs were $818,000 for the quarter ended December 31, 2014, as compared to net charge-offs of $654,000 in the prior linked quarter (excluding net charge-offs relating to the bulk sale of non-performing loans) and $157,000 in the prior year quarter. The net charge-offs for the quarter ended December 31, 2014 included $532,000 relating to loans that were restructured in previous years that were no longer considered collectable. For the year ended December 31, 2014, net charges-offs, excluding net charge-offs relating to the bulk sale of non-performing loans, were $2.3 million, as compared to $2.4 million in the same prior year period. In evaluating the level of the allowance for loan losses at December 31, 2014 and related provision for loan losses for the quarter and year ended December 31, 2014, the Company considered the improved risk profile of the loan portfolio in light of the significant reduction in residential non-performing loans from the bulk sale and an improvement in the collectability of several commercial loans during the third quarter of 2014. Non-performing loans amounted to $18.3 million at December 31, 2014, a decrease of $85,000 as compared to September 30, 2014 and a decrease of $27.1 million, or 59.6%, as compared to December 31, 2013. Non-performing loans as a percent of total loans receivable decreased to 1.06% at December 31, 2014, as compared to 1.11% at September 30, 2014 and 2.88% at December 31, 2013. Additionally, the allowance for loan losses as a percent of total non-performing loans increased to 89.1% at December 31, 2014, from 88.7% at September 30, 2014 and 46.1% at December 31, 2013.

For the quarter and year ended December 31, 2014, other income increased to $4.6 million and $18.6 million, respectively, as compared to $4.1 million and $16.5 million, respectively, in the same prior year periods. For the quarter and year ended December 31, 2014, fees and service charges increased $297,000 and $1.1 million, respectively, as compared to the same prior year periods primarily due to a revised deposit fee and product structure. For the quarter and year ended December 31, 2014, the net gain on the sale of loans decreased to $194,000 and $772,000, respectively, as compared to $287,000 and $1.2 million, respectively, in the same prior year periods. The gain on the sale of loans for the year ended December 31, 2013 was adversely impacted by a provision of $975,000 added to the reserve for repurchased loans and loss sharing obligations, as compared to no provision in the current year. The prior year provision was related to loans sold to the FHLB as part of its Mortgage Partnership Finance program. Compared to prior years, the gain on sale of loans in the 2014 periods was adversely impacted by reductions in loans sold, as increasing longer-term interest rates reduced one-to-four family loan refinance activity. For the quarter and year ended December 31, 2014, the Company recognized gains of $93,000 and $1.0 million, respectively, on the sale of equity securities, as compared to gains of $4,000 and $46,000, respectively, in the corresponding prior year periods.

For the quarter ended December 31, 2014, other income decreased $666,000, as compared to the prior linked quarter due to decreases of $498,000 in the gain on sale of equity securities,

$272,000 in fees and service charges, $116,000 in loan servicing income, and a higher net loss from other real estate operations of $202,000. These decreases were partly offset by the net gain on the sale of loan servicing of $408,000.

Operating expenses decreased to $14.4 million and $57.8 million, respectively, for the quarter and the year ended December 31, 2014, as compared to $19.5 million and $59.2 million in the same prior year periods. The decreases were primarily due to the expenses incurred in the fourth quarter of 2013 associated with the FHLB advance prepayment fee and the branch consolidations totaling $4.8 million. Compensation and employee benefits expense increased $118,000 and $2.7 million, respectively, for the quarter and the year ended December 31, 2014, as compared to the same prior year periods. The increase for the year ended December 31, 2014 was primarily due to personnel additions in revenue producing areas in mid-2013 through early 2014. Additionally, compensation and employee benefits expense for the year ended December 31, 2014 includes $196,000 in non-recurring severance related expenses due to the Company’s second quarter strategic decision to improve efficiency in the residential mortgage loan area. For the quarter ended December 31, 2014, operating expenses decreased $35,000 as compared to the prior linked quarter.

The provision for income taxes was $2.5 million and $10.6 million, respectively, for the quarter and the year ended December 31, 2014, as compared to $784,000 and $8.6 million, respectively, for the same prior year periods. The effective tax rate was 33.6% and 34.8%, respectively, for the quarter and year ended December 31, 2014, as compared to 28.8% and 34.5%, respectively, in the same prior year periods and 35.1% for the prior linked quarter.

Financial Condition

Total assets increased by $107.0 million to $2,356.7 million at December 31, 2014, from $2,249.7 million at December 31, 2013. Loans receivable, net, increased by $147.4 million, to $1,688.8 million at December 31, 2014 from $1,541.5 million at December 31, 2013, primarily due to growth in commercial loans of $144.4 million. On June 30, 2014 the Company purchased a pool of performing, locally originated, one-to-four family, non-conforming mortgage loans for $20.6 million. Separately, on September 30, 2014, the Company sold a pool of non-performing loans with a book balance of $23.1 million. The increase in loans receivable, net was partly offset by a decrease in total securities of $50.2 million.

Deposits decreased by $26.6 million, to $1,720.1 million at December 31, 2014, from $1,746.8 million at December 31, 2013, due to a reduction in government deposits of $50.4 million partly offset by growth in business checking accounts. Deposits added in 2014 from commercial loan clients totaled $35.7 million, demonstrating the focus on relationship based lending. Non-interest-bearing deposit accounts grew $72.3 million for the year relating to a revised fee and product structure adopted in the second quarter. To fund loan growth, FHLB advances increased $130.2 million, to $305.2 million at December 31, 2014, from $175.0 million at December 31, 2013. Stockholders’ equity increased to $218.3 million at December 31, 2014, as compared to $214.4 million at December 31, 2013, as net income for the period was partly offset by the repurchase of 551,291 shares of common stock for $9.2 million (average cost per share of $16.65) and the cash dividend on common stock. At December 31, 2014, there were 618,398 shares available for repurchase under the stock repurchase program adopted in July of 2014. Tangible stockholders’ equity per common share was $12.91 at December 31, 2014, as compared to $12.33 at December 31, 2013.

Compared to the prior linked quarter, total assets increased $48.0 million primarily due to an increase in loans receivable, net of $56.8 million, almost all of which was related to commercial loan growth. Deposits decreased by $61.1 million primarily due to a seasonal outflow in government deposits. The decrease in deposits and the increase in commercial loans were funded with FHLB advances which increased $100.0 million during the quarter. The Company repurchased 216,661 shares of common stock during the quarter for $3.6 million (average cost per share of $16.69).

Asset Quality

The Company’s non-performing loans totaled $18.3 million at December 31, 2014, a $85,000 decrease from September 30, 2014 and a $27.1 million decrease from December 31, 2013. The decrease from December 31, 2013 was primarily due to the third quarter 2014 bulk sale of non-performing loans with a book value of $23.1 million. Non-performing loans as a percent of total loans receivable decreased to 1.06% at December 31, 2014, as compared to 1.11% at September 30, 2014 and 2.88% at December 31, 2013.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Wednesday, May 6, 2015 at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club located at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey. The record date for shareholders entitled to vote at the Annual Meeting is March 10, 2015.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, January 23, 2015 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10058035 from one hour after the end of the call until April 23, 2015. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $2.4 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank delivers commercial and residential financing solutions, wealth management, and deposit services throughout the central New Jersey region and is the largest and oldest financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2014	September 30, 2014	December 31, 2013
		(unaudited)
ASSETS
Cash and due from banks	$36,117	$27,657	$33,958
Securities available-for-sale, at estimated fair value	19,804	20,683	43,836
Securities held-to-maturity, net (estimated fair value of $474,216 at December 31, 2014, $493,059 at September 30, 2014 and $495,082 at December 31, 2013, respectively)	469,417	486,819	495,599
Federal Home Loan Bank of New York stock, at cost	19,170	14,785	14,518
Loans receivable, net	1,688,846	1,632,026	1,541,460
Mortgage loans held for sale	4,201	3,096	785
Interest and dividends receivable	5,506	5,579	5,380
Other real estate owned	4,664	6,466	4,345
Premises and equipment, net	24,738	24,690	23,684
Servicing asset	701	3,577	4,178
Bank Owned Life Insurance	56,048	55,668	54,571
Deferred tax asset	15,594	15,612	15,239
Other assets	11,908	12,043	12,158

Total assets	$2,356,714	$2,308,701	$2,249,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,720,135	$1,781,227	$1,746,763
Securities sold under agreements to repurchase with retail customers	67,812	61,457	68,304
Federal Home Loan Bank advances	305,238	205,196	175,000
Other borrowings	27,500	27,500	27,500
Advances by borrowers for taxes and insurance	6,323	6,716	6,471
Other liabilities	11,447	7,955	11,323

Total liabilities	2,138,455	2,090,051	2,035,361

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 16,901,653, 17,118,314 and 17,387,049 shares outstanding at December 31 2014, September 30, 2014 and December 31, 2013, respectively	336	336	336
Additional paid-in capital	265,260	264,948	263,319
Retained earnings	217,714	214,952	206,201
Accumulated other comprehensive loss	(7,109)	(7,189)	(6,619)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,330)	(3,401)	(3,616)
Treasury stock, 16,665,119, 16,448,458 and 16,179,723 shares at December 31, 2014, September 30, 2014 and December 31, 2013, respectively	(254,612)	(250,996)	(245,271)
Common stock acquired by Deferred Compensation Plan	(304)	(302)	(665)
Deferred Compensation Plan Liability	304	302	665

Total stockholders’ equity	218,259	218,650	214,350

Total liabilities and stockholders’ equity	$2,356,714	$2,308,701	$2,249,711

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,			For the Years Ended,
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
	-----------(unaudited)-----------
Interest income:
Loans	$17,843	$17,944	$17,368	$70,564	$69,863
Mortgage-backed securities	1,709	1,642	1,863	6,845	7,403
Investment securities and other	515	556	729	2,444	2,891

Total interest income	20,067	20,142	19,960	79,853	80,157

Interest expense:
Deposits	1,010	1,010	1,102	4,103	4,709
Borrowed funds	1,033	1,032	607	3,402	4,919

Total interest expense	2,043	2,042	1,709	7,505	9,628

Net interest income	18,024	18,100	18,251	72,348	70,529
Provision for loan losses	825	1,000	200	2,630	2,800

Net interest income after provision for loan losses	17,199	17,100	18,051	69,718	67,729

Other income:
Bankcard services revenue	875	914	909	3,478	3,584
Wealth management revenue	553	579	591	2,280	2,174
Fees and service charges	2,107	2,379	1,810	8,589	7,451
Loan servicing income	123	239	220	816	748
Net gain on sale of loan servicing	408	—	—	408	—
Net gain on sales of loans available for sale	194	226	287	772	1,163
Net gain on sales of investment securities available for sale	93	591	4	1,031	46
Net loss from other real estate operations	(226)	(24)	(49)	(390)	(161)
Income from Bank Owned Life Insurance	380	382	338	1,477	1,404
Other	113	—	29	116	49

Total other income	4,620	5,286	4,139	18,577	16,458

Operating expenses:
Compensation and employee benefits	7,865	7,746	7,747	31,427	28,762
Occupancy	1,356	1,327	1,458	5,510	5,562
Equipment	875	879	721	3,278	2,724
Marketing	359	294	490	1,795	1,632
Federal deposit insurance	510	534	543	2,128	2,141
Data processing	1,071	1,111	994	4,239	3,996
Check card processing	476	518	480	1,934	1,768
Professional fees	665	704	776	2,267	2,449
Other operating expense	1,219	1,318	1,414	5,186	5,366
Federal Home Loan Bank advance prepayment fee	—	—	4,265	—	4,265
Branch consolidation expense	—	—	579	—	579

Total operating expenses	14,396	14,431	19,467	57,764	59,244

Income before provision for income taxes	7,423	7,955	2,723	30,531	24,943
Provision for income taxes	2,491	2,790	784	10,611	8,613

Net income	$4,932	$5,165	$1,939	$19,920	$16,330

Basic earnings per share	$0.30	$0.31	$0.12	$1.19	$0.96

Diluted earnings per share	$0.30	$0.31	$0.11	$1.19	$0.95

Average basic shares outstanding	16,504	16,623	16,855	16,687	17,071

Average diluted shares outstanding	16,597	16,704	17,056	16,797	17,157

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31, 2014	At September 30, 2014	At December 31, 2013
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.26%	9.47%	9.53%
Common shares outstanding (in thousands)	16,902	17,118	17,387
Stockholders’ equity per common share	$12.91	$12.77	$12.33
Tangible stockholders’ equity per common share	12.91	12.77	12.33
ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$3,115	$3,759	$28,213
Commercial real estate	12,758	12,713	12,304
Consumer	1,877	1,811	4,328
Commercial and industrial	557	109	515

Total non-performing loans	18,307	18,392	45,360
Other real estate owned	4,664	6,466	4,345

Total non-performing assets	$22,971	$24,858	$49,705

Delinquent loans 30 to 89 days	$8,960	$10,407	$9,147

Troubled debt restructurings:
Non-performing (included in total non- performing loans above)	$2,031	$2,611	$9,663
Performing	21,462	21,712	21,456

Total troubled debt restructurings	$23,493	$24,323	$31,119

Allowance for loan losses	$16,317	$16,310	$20,930

Allowance for loan losses as a percent of total loans receivable	0.95%	0.98%	1.33%
Allowance for loan losses as a percent of total non-performing loans	89.13	88.68	46.14
Non-performing loans as a percent of total loans receivable	1.06	1.11	2.88
Non-performing assets as a percent of total assets	0.97	1.08	2.21
WEALTH MANAGEMENT
Assets under administration	$225,234	$224,421	$216,144

	For the Three Months Ended,				For the Years Ended,
	December 31,	September 30,	December 31,		December 31,
	2014	2014	2013		2014	2013
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.84%	0.88%	0.34%		0.86%	0.71%
Return on average stockholders’ equity	9.06	9.50	3.64		9.18	7.51
Interest rate spread	3.19	3.18	3.33		3.23	3.16
Interest rate margin	3.27	3.27	3.38		3.31	3.24
Operating expenses to average assets	2.46	2.47	3.40		2.50	2.58
Efficiency ratio	63.58	61.71	86.95	(1)	63.53	68.11	(1)

(1)	Excluding non-recurring expenses for the FHLB advance prepayment fee and the branch consolidation expense, the efficiency ratio for the quarter and year ended December 31, 2013 would be 65.31% and 62.54%, respectively.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

		December 31, 2014	September 30, 2014	December 31, 2013
Real estate:
One-to-four family		$742,090	$741,671	$751,370
Commercial real estate, multi-family and land		649,951	599,917	528,945
Residential construction		47,552	41,143	30,821
Consumer		199,349	199,842	200,683
Commercial and industrial		83,946	79,608	60,545

Total loans		1,722,888	1,662,181	1,572,364
Loans in process		(16,731)	(14,180)	(12,715)
Deferred origination costs, net		3,207	3,431	3,526
Allowance for loan losses		(16,317)	(16,310)	(20,930)

Total loans, net		1,693,047	1,635,122	1,542,245
Less: mortgage loans held for sale		4,201	3,096	785

Loans receivable, net		$1,688,846	$1,632,026	$1,541,460

Mortgage loans serviced for others		$197,791	$796,771	$806,810
Loan pipeline:	Average Yield
Commercial	4.43%	$46,864	$42,403	$58,992
Construction/permanent	4.22%	12,674	15,019	9,955
One-to-four family	3.83%	20,072	18,364	18,827
Consumer	4.46%	4,585	10,367	5,496

		$84,195	$86,153	$93,270

	For the Three Months Ended,				For the Years Ended
	December 31,	September 30,		December 31,	December 31,
	2014	2014		2013	2014		2013
Loan originations:
Commercial	$77,739	$66,728		$53,700	$243,858		$150,916
Construction/permanent	16,355	10,622		16,209	50,556		33,679
One-to-four family	24,971	22,855		31,706	107,816		191,157
Consumer	12,395	10,403		12,059	52,070		58,491

Total	$131,460	$110,608		$113,674	$454,300		$434,243

Loans sold	$8,147	$9,803	(1)	$18,222	$39,156	(1)	$106,550
Net charge-offs	818	5,626	(2)	157	7,243	(2)	2,380

(1)	Loans sold for the quarter ended September 30, 2014 and the year ended December 31, 2014. excludes $23.1 million relating to the bulk sale of non-performing loans.
(2)	Net charge-offs for the quarter ended September 30, 2014 and year ended December 31, 2014 includes a $5.0 million charge-off relating to the bulk sale of non-performing loans.

DEPOSITS

	December 31, 2014	September 30, 2014	December 31, 2013
Type of Account
Non-interest-bearing	$279,944	$277,136	$207,608
Interest-bearing checking	836,120	888,008	913,753
Money market deposit	95,663	110,721	116,947
Savings	301,190	294,059	290,512
Time deposits	207,218	211,303	217,943

	$1,720,135	$1,781,227	$1,746,763

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	DECEMBER 31, 2014			SEPTEMBER 30, 2014			DECEMBER 31, 2013
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$45,414	$17	0.15%	$56,523	$16	0.11%	$34,566	$8	0.09%
Securities (1) and FHLB stock	526,661	2,207	1.68	529,116	2,182	1.65	595,859	2,584	1.73
Loans receivable, net (2)	1,634,799	17,843	4.37	1,631,680	17,944	4.40	1,528,956	17,368	4.54

Total interest-earning assets	2,206,874	20,067	3.64	2,217,319	20,142	3.63	2,159,381	19,960	3.70

Non-interest-earning assets	130,663			117,509			127,852

Total assets	$2,337,537			$2,334,828			$2,287,233

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,304,075	255	0.08	$1,279,313	262	0.08	$1,345,106	371	0.11
Time deposits	209,844	755	1.44	213,627	748	1.40	213,337	731	1.37

Total	1,513,919	1,010	0.27	1,492,940	1,010	0.27	1,558,443	1,102	0.28
Borrowed funds	305,787	1,033	1.35	325,897	1,032	1.27	289,434	607	0.84

Total interest-bearing liabilities	1,819,706	2,043	0.45	1,818,837	2,042	0.45	1,847,877	1,709	0.37

Non-interest-bearing deposits	285,825			279,144			209,715
Non-interest-bearing liabilities	14,204			19,436			16,489

Total liabilities	2,119,735			2,117,417			2,074,081
Stockholders’ equity	217,802			217,411			213,152

Total liabilities and stockholders’ equity	$2,337,537			$2,334,828			$2,287,233

Net interest income		$18,024			$18,100			$18,251

Net interest rate spread (3)			3.19%			3.18%			3.33%

Net interest margin (4)			3.27%			3.27%			3.38%

	FOR THE YEARS ENDED,
	DECEMBER 31, 2014			DECEMBER 31, 2013
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$39,549	$41	0.10%	$50,704	$77	0.15%
Securities (1) and FHLB stock	542,609	9,248	1.70	610,369	10,217	1.67
Loans receivable, net (2)	1,603,434	70,564	4.40	1,518,288	69,863	4.60

Total interest-earning assets	2,185,592	79,853	3.65	2,179,361	80,157	3.68

Non-interest-earning assets	120,677			120,074

Total assets	$2,306,269			$2,299,435

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,278,078	1,129	0.09	$1,327,905	1,760	0.13
Time deposits	213,566	2,974	1.39	215,477	2,949	1.37

Total	1,491,644	4,103	0.28	1,543,382	4,709	0.31
Borrowed funds	311,570	3,402	1.09	316,223	4,919	1.56

Total interest-bearing liabilities	1,803,214	7,505	0.42	1,859,605	9,628	0.52

Non-interest-bearing deposits	257,058			205,855
Non-interest-bearing liabilities	29,082			16,470

Total liabilities	2,089,354			2,081,930
Stockholders’ equity	216,915			217,505

Total liabilities and stockholders’ equity	$2,306,269			$2,299,435

Net interest income		$72,348			$70,529

Net interest rate spread (3)			3.23%			3.16%

Net interest margin (4)			3.31%			3.24%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

14